EXHIBIT 99.1

ENGlobal Reports Second Quarter 2014 Results

HOUSTON, Aug. 8, 2014 (GLOBE NEWSWIRE) -- ENGlobal (Nasdaq:ENG), a leading provider of engineering and automation services, today announced its financial results for the second quarter ended June 28, 2014.

HIGHLIGHTS OF CONTINUING OPERATIONS (2nd QTR 2014 compared to 2nd QTR 2013):

  Revenue of $27.2 million, a 32% increase from comparable operations
  Gross profit margin of 21.3%, an increase of 7.9 percentage points from comparable operations
  Net income from continuing operations of $1.6 million, an increase from a net loss of $(1.6) million
  Earnings from continuing operations of $0.05 per diluted share, an increase from a net loss of $(.06) per diluted share

On a comparable basis, revenue from the continuing businesses increased to $27.2 million. A 32% increase from $20.2 million in the second quarter of 2013. ENGlobal reported net income from continuing operations of $1.6 million, or $0.05 per diluted share, for the quarter ended June 28, 2014, compared to a net loss from continuing operations of $(1.6) million, or $(0.06) per diluted share, for the quarter ended June 29, 2013. During the quarter ended June 28, 2014, the company incurred non-cash expenses for depreciation, amortization and stock compensation expense of $0.7 million as compared to $0.6 million for the same period in 2013.

Management's Assessment

Mark Hess, ENGlobal's Chief Financial Officer, said: "I believe we are continuing to see positive results from initiatives that have been undertaken at ENGlobal over the last two years. Our improved performance is best demonstrated by a significant increase in margins, consistent project execution, as well as substantial internal growth in our continuing operations."

Mr. Hess continued: "We maintained a substantial cash balance and had no borrowings during the quarter. However, we are working with a regional bank to replace our current credit facility that matures at the end of the third quarter with a similar three year facility that will help provide the working capital to sustain our growth. While there is still some work to be done, we expect a new facility to be in place during September."

"We're obviously proud to report this third consecutive profitable quarter, which represents a major turnaround in our business from recent years," said William Coskey, P.E., Chairman and Chief Executive Officer of ENGlobal. "We continue to be excited about capitalizing on ENGlobal's differentiated expertise and proprietary technologies, whereby we provide value to our clients. In addition, we expect to begin evaluating select external growth opportunities – having similar characteristics and potentially providing additional capabilities for our firm."

The following table illustrates the composition of the Company's revenue and profitability for its operations for the three months ended June 28, 2014 and June 29, 2013:

	Quarter Ended				Quarter Ended
(in thousands)	June 28, 2014				June 29, 2013
		% of	Gross	Operating		% of	Gross	Operating
Segment	Total	Total	Profit	Profit	Total	Total	Profit	Profit
	Revenue	Revenue	Margin	Margin	Revenue	Revenue	Margin	Margin

Engineering & Construction	$ 12,629	46.5%	18.5%	10.9%	$ 10,294	20.3%	11.5%	0.2%
Automation	14,541	53.5%	23.8%	18.8%	10,362	20.5%	15.2%	7.9%
Operations Sold	--	--%	--%	--%	29,992	59.2%	9.2%	5.8%
Consolidated	$ 27,170	100.0%	21.3%	5.7%	$ 50,648	100.0%	10.9%	5.1%

The following table presents certain balance sheet items as of June 28, 2014 and June 29, 2013:

(in thousands)	As of June 28, 2014	As of June 29, 2013
Cash	$ 4,060	$ 784
Working capital	17,981	13,255
Credit facility balance	--	14,688

The Company's Quarterly Report on Form 10-Q for the quarter ended June 28, 2014 will be filed with the Securities and Exchange Commission today reflecting these results.

About ENGlobal

ENGlobal (Nasdaq:ENG) is a provider of engineering and automation services primarily to the energy sector throughout the United States and internationally. ENGlobal operates through two business segments: Automation and Engineering. ENGlobal's Automation segment provides services related to the design, fabrication and implementation of distributed control, instrumentation and process analytical systems. The Engineering segment provides consulting services for the development, management and execution of projects requiring professional engineering, construction management, and related support services. Within the Engineering segment, ENGlobal's Government Services group provides engineering, design, installation and operation and maintenance of various government, public sector and international facilities, and specializes in the turnkey installation and maintenance of automation and instrumentation systems for the U.S. Defense industry worldwide. Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements

The statements above regarding the Company's expectations regarding its operations and certain other matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to execute to our internal performance plans such as our post-divestiture outlook, productivity improvement and cost containment initiatives; (2) our ability to comply with the terms under our credit facility; (3) our ability to replace our existing credit facility with a similar facility by September 30, 2014; (4) our ability to achieve profitability and sustainable positive cash flow from operations; (5) our ability to realize revenue projected in our backlog and our ability to collect accounts receivable and process accounts payable in a timely manner; (6) our ability to respond appropriately to the current worldwide economic situation and the resulting decrease in demand for our services; (7) operational and political risks in Russia and Kazakhstan along the Caspian Sea, (8) our ability to achieve our business strategy while effectively managing costs and expenses; (9) the effect of changes in the prices of oil and natural gas; (10) delays related to contract awards; (11) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations; (12) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies; (13) our ability to maintain adequate internal controls; (14) the effect on our competitive position within our market area in view of, among other things, competitive pricing pressure; and (15) the uncertainties of the outcome of litigation. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in ENGlobal's filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company's most recent reports on Form 10-K and 10-Q, and other SEC filings.

Click here to join our email list: http://www.b2i.us/irpass.asp?BzID=702&to=ea&s=0.

CONTACT: Mark A. Hess
         (281) 878-1040
         ir@ENGlobal.com